Exhibit 99.2

To: Shareholders, Employees and Friends

February 7, 2007

Hudson Highland Group 2006 Fourth Quarter and Full-Year Financial Results

Consolidated Results

The company’s fourth quarter results represent its strongest EBITDA performance since its inception. On the heels of similar results in the third quarter of 2006, the company finished 2006 with solid momentum entering 2007. Hudson Americas delivered a positive EBITDA quarter, while Hudson Europe and Hudson Asia Pacific once again achieved significant EBITDA growth against prior year.

The following results for all periods reflect continuing operations in both 2005 and 2006. The operating results of Highland Partners, and the gain on the sale of this unit in early October 2006, are eliminated from continuing operations and reported as a single line called “Income from Discontinued Operations”.

On a constant currency basis, fourth quarter revenue decreased 2 percent while gross margin increased 5 percent compared with the fourth quarter of 2005. Gross margin percentage was 37.4 percent, up from 34.5 percent a year ago. Temporary contracting gross margin was 18.8 percent, up from 18.7 percent a year ago. Adjusted EBITDA was $15.6 million compared with $4.5 million in the fourth quarter of 2005. Adjusted EBITDA as a percent of revenue reached 4.6 percent in the quarter, up from 1.3 percent a year ago. Consolidated EBITDA was $12.0 million compared with $4.5 million in the fourth quarter of 2005.

Income from continuing operations in the quarter, the results of the foregoing, was $5.0 million, compared with a loss of ($0.2) million in the fourth quarter of 2005. Basic and diluted earnings per share from continuing operations in the quarter were $0.20, compared with a loss of ($0.01) per basic and diluted share in the year-ago period. Consolidated net income, which includes the income from both continuing operations and discontinued operations, was $23.7 million in the quarter, compared with $1.8 million in the fourth quarter of 2005. Basic and diluted earnings per share in the quarter were $0.96 and $0.94, respectively, compared with $0.07 per basic and diluted share in the year-ago period.

Results included the expense for stock options on a current and retrospective basis. The company recorded $0.7 million of stock option expense in the fourth quarter, down from $0.9 million in the prior year. Fourth quarter results were also impacted by higher than normal depreciation and amortization expense, due to $2.8 million of accelerated depreciation for leasehold improvements on vacated offices and $1.4 million of impaired intangible assets. In addition, the company recorded a net tax credit in the fourth quarter of $1.7 million, due to the recognition of a $3.5 million deferred tax asset in the UK for tax deductible capital cost allowances.

For the full year results from continuing operations, constant currency revenue increased 1 percent while gross margin increased 4 percent compared to 2005. Gross margin percentage was 35.9 percent, up 100 basis points from 34.9 percent in 2005. Temporary contracting gross margin was 17.9 percent, virtually unchanged from 18.0 percent a year ago. Adjusted EBITDA was $31.8 million compared with $21.4 million in 2005. Adjusted EBITDA as a percent of revenue reached 2.3 percent, up from 1.6 percent a year ago. Consolidated EBITDA was $25.3 million compared with $21.0 million in 2005.

Loss from continuing operations in 2006 was ($0.1) million, compared with a loss of ($3.9) million a year ago. Basic and diluted earnings per share from continuing operations in 2006 were ($0.00), compared with a loss of ($0.17) per basic and diluted share in the year-ago period. Consolidated net income in 2006 was $20.5 million, compared with $0.8 million in 2005. Basic and diluted earnings per share for the year were $0.84, compared with $0.04 per basic and diluted share in 2005. Results included the expense for stock options on a current and retrospective basis. The company recorded $4.5 million of stock option expense in 2006, up from $4.2 million in the prior year.

Recent Events

In the second quarter of 2006, our results included reductions to income of $0.6 million and $0.9 million for receivables and revenue. The $0.6 million was attributable to 2005 revenue, and the $0.9 million was an adjustment to receivables for which the applicable period cannot be determined. The company recently received comments from the U.S. Securities and Exchange Commission as to whether such reductions should be recorded in an earlier year. The company expects to discuss the comments with the staff of the Commission.

Strategic Update

As the company enters 2007, we continue to focus on improving our profitability, driving towards our long-term goal of 7-10 percent EBITDA margins. We look to continue to build on the momentum gained from our strong Q3 and Q4 2006 results, as they represented the two most profitable EBITDA quarters in company history.

Our strategic focus remains unchanged. We continue to invest in our specialized professional recruitment and staffing businesses, and exit the non-core elements of our portfolio. We accelerated this strategy in 2006 with the sale of the Scottish Industrial business (2005 revenue of $12 million) in September and Highland Partners (2005 revenue of $63 million) in October. In January 2007, we sold our UK Office Support business (2006 revenue of $10 million). In addition, as we have said throughout 2005 and 2006, our UK, and to a lesser extent Australian, teams have consistently walked away from lower margin contracts and clients.

While these actions represent significant progress, we expect to continue this strategy in 2007. We have additional non-core businesses, which total approximately 10 percent of our revenue at a 4-5 percent EBITDA margin that we may sell over the next year. We believe these businesses will be attractive to the right buyer, but this process may take some time and the multiples obtained in these transactions are likely to be lower than our current multiple. We will continue to operate these businesses until this process is completed.

We will continue to evaluate acquisition opportunities in key growth markets, seeking businesses in our core practice groups with operators who can augment our existing management team. As such, we announced today the acquisition of one of China’s leading IT recruitment firms, solidifying Hudson’s leadership position in that fast-growth market.

We believe at the end of this process our core operations will be more focused, enabling us to reach our long-term goals more readily.

Restructuring Charge

In the second quarter of 2006, the company announced a restructuring program designed to reduce costs and increase sustainable, long-term profitability. The sale of Highland Partners gave us additional financial flexibility to accelerate our restructuring program. In the fourth quarter of 2006, the company incurred a charge of $3.6 million related to the 2006 restructuring plan as well as previous programs. This brings the total restructuring charge recorded in 2006 to $6.4 million. The company expects to incur an additional $3-$4 million in charges related to this plan in the first quarter of 2007, primarily for real estate moves in North America and London. The actions taken under this plan fall into three categories: (1) consolidation of support functions, particularly between North America and corporate; (2) closing or reducing redundant sales functions and unprofitable offices; and (3) moves to more economical premises. Our progress on this program continues to improve our focus on performance in our core business.

Sale of Highland Partners

Effective on October 1, 2006, the company completed the sale of its Highland Partners executive search business to Heidrick & Struggles International, Inc. The gain on sale of $20.4 million was included in the fourth quarter financial statements as income from discontinued operations.

Update on PeopleSoft

During the second quarter of 2006, the company engaged Oracle, the parent of PeopleSoft, to perform an external review and assessment of its Hudson North America installation of PeopleSoft. The assessment phase was completed in the third quarter. The implementation phase began last quarter and is expected to continue through the middle of 2007. This work remains on schedule and on budget. We expect that this work will produce more timely management reporting, further efficiencies in the back office, improvements in customer interaction and ultimately lower quarterly maintenance costs.

Regional Review

Hudson Americas

Temporary contracting revenue and gross margin declined in the fourth quarter while permanent recruitment fees increases. Improved expense discipline contributed to an EBITDA margin of 3.1 percent in the quarter, down from 3.9 percent in the fourth quarter of 2005.

Revenue decreased 4 percent and gross margin dollars decreased 3 percent in the fourth quarter compared with prior year. Turning to the practice groups, results in Legal remained strong in the quarter. Revenue increased 22 percent and gross margin dollars increased 9 percent, reflecting continued competitive pressure. In Energy, revenue was flat while gross margin dollars increased 5 percent due to increased permanent placement demand. In Financial Solutions, revenue declined 13 percent and gross margin dollars were down 12 percent. Temporary contracting margins in Financial Solutions remained strong at 30 percent, and overall gross margin was 35 percent. Aerospace & Defense results were down 66 percent in revenue and 61 percent in gross margin, due to the hurricane relief work that was performed in 2005. IT revenue and gross margin were down 14 and 28 percent, respectively, in the quarter, though permanent placement gross margin dollars grew 14 percent compared with the fourth quarter of 2005.

Demand for permanent recruitment remained strong in the fourth quarter. Permanent recruitment revenue was up 21 percent over prior year and represented approximately 25 percent of Hudson Americas’ gross margin in the quarter. Double-digit gross margin growth occurred in Legal, Management Search, IT and Energy, while Aerospace & Defense was flat and Financial Solutions was down from the fourth quarter of 2005.

Hudson Americas reported adjusted EBITDA of $4.2 million in the fourth quarter, down $0.4 million from prior year. On an EBITDA basis, the group reported $3.5 million, down from $4.6 million in the fourth quarter of 2005.

Hudson Europe

Hudson Europe revenue increased 2 percent in the fourth quarter, gross margin increased 15 percent and EBITDA increased 97 percent. In constant currency, revenue declined 7 percent while gross margin rose 5 percent, and EBITDA increased 81 percent. Hudson Europe’s adjusted EBITDA result in the quarter was its highest since the spin-off in 2003.

Gross margin growth in the quarter was driven by continuing strength in permanent recruitment in the UK and continental Europe, as well as the contribution of the Balance business, offset by lower temporary contracting volume in the UK. Temporary contracting margin improved to 19.7 percent from 17.8 percent due to an improvement in the UK temporary margin to 16.8 percent from 15.3 percent. On a year-over-year basis, results in the region were again impacted by a significant gross margin decline in the Dutch reintegration business due to a change in the relevant laws at the beginning of 2006, though the EBITDA margin in the quarter was significantly better than a year ago after realigning the cost structure during 2006.

Hudson Europe achieved $8.9 million in adjusted EBITDA in the fourth quarter, up from $3.4 million in the same quarter last year, continuing the trends displayed throughout 2006. The group achieved adjusted EBITDA of 7.4 percent of revenue compared with 2.9 percent in the fourth quarter last year. EBITDA totaled $6.7 million in the fourth quarter compared with $3.4 million a year ago. Key adjusted EBITDA contributions in the quarter came from the UK, the Netherlands—including Balance and the existing recruitment and talent management businesses—Belgium and Spain.

Hudson Asia Pacific

Hudson Asia Pacific revenue increased 7 percent, gross margin increased 13 percent, and EBITDA increased 61 percent in the fourth quarter of 2006. In constant currency, revenue increased 5 percent, gross margin increased 10 percent, and EBITDA increased 55 percent. In Australia, revenue and gross margin growth was driven by strength in permanent recruitment and talent management. In New Zealand, the market remained soft, though gross margin dollars declined only 2 percent in local currency in the quarter compared with prior year. Results in Asia remained robust on continued growth in permanent recruitment.

Hudson Asia Pacific earned $8.1 million in adjusted EBITDA, or 7.4 percent of revenue, compared with $4.7 million a year ago, or 4.5 percent of revenue. EBITDA totaled $7.5 million in the fourth quarter compared with $4.6 million a year ago. Gross margin growth and continued strong expense control led the group to deliver 60 percent operating leverage in the quarter.

Corporate

Corporate expenses were lower in the fourth quarter of 2006 compared with prior year due to improved expense management and lower compensation costs.

Guidance

The company currently expects first quarter 2007 revenue of $330-$345 million at prevailing exchange rates and adjusted EBITDA of $3 million. We expect to record restructuring charges of $3-$4 million to complete the property actions we anticipated. This is compared with revenue of $327 million and an adjusted EBITDA loss of $3.6 million in the first quarter of 2006.

Safe Harbor Statement

This press release contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations on temporary contracting operations; the cyclical nature of the company's mid-market professional staffing businesses; the company's ability to manage its growth; risks associated with expansion; risks and financial impact associated with disposition of non-strategic assets; the company's reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; risks maintaining professional reputation and brand name; restrictions imposed by blocking arrangements; exposure to employment-related claims, and limits on insurance coverage related thereto; government regulations; restrictions on the company's operating flexibility due to the terms of its credit facility; risks associated with the remediation work being performed on the company's PeopleSoft system; and the company's ability to maintain effective internal control over financial reporting. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts' expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended December 31, 2006 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$112,399	$119,414	$109,782	$—	$341,595

Gross margin	$29,458	$57,174	$41,010	$—	$127,642

Adjusted EBITDA (2)	$4,164	$8,859	$8,084	$(5,546)	$15,561
Business reorganization expenses	327	2,162	666	146	3,301
Merger and integration expenses (recoveries)	325	—	(38)	—	287

EBITDA (2)	3,512	6,697	7,456	(5,692)	11,973
Depreciation and amortization	2,504	1,975	886	2,926	8,291

Operating income (loss)	$1,008	$4,722	$6,570	$(8,618)	$3,682

For the Three Months Ended December 31,2005 (1,3)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$117,470	$117,282	$102,641	$—	$337,393

Gross margin	$30,262	$49,917	$36,288	$—	$116,467

Adjusted EBITDA (2)	$4,600	$3,432	$4,654	$(8,157)	$4,529
Business reorganization expenses	—	38	43	—	81
Merger and integration (recoveries)	—	—	(35)	—	(35)

EBITDA (2)	4,600	$3,394	4,646	(8,157)	4,483
Depreciation and amortization	1,471	1,828	927	155	4,381

Operating income (loss)	$3,129	$1,566	$3,719	$(8,312)	$102

(1)	Note – 2006 and 2005 financial statements have been adjusted to reflect the Highland Partners segment as a discontinued operation. The sale of Highland Partners was completed effective on October 1, 2006.
(2)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.
(3)	Note- 2005 financial statements have been adjusted for the Company’s adoption of SFAS 123R using the modified retrospective method.

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Year Ended December 31, 2006 (1)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$457,654	$477,489	$436,764	$—	$1,371,907

Gross margin	$109,955	$217,887	$165,191	$—	$493,033

Adjusted EBITDA (2)	$(987)	$27,363	$33,078	$(27,701)	$31,753
Business reorganization expenses	1,797	2,684	874	693	6,048
Merger and integration expenses (recoveries)	410	1	(38)	—	373

EBITDA (2)	(3,194)	24,678	32,242	(28,394)	25,332
Depreciation and amortization	6,453	7,309	3,192	3,418	20,372

Operating income (loss)	$(9,647)	$17,369	$29,050	$(31,812)	$4,960

For the Year Ended December 31, 2005 (1,3)	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$446,949	$481,623	$436,877	$—	$1,365,449

Gross margin	$114,414	$204,439	$158,345	$—	$477,198

Adjusted EBITDA (2)	$13,596	$15,521	$29,694	$(37,420)	$21,391
Business reorganization expenses (recoveries)	510	(42)	43	—	511
Merger and integration (recoveries)	(35)	—	(35)	—	(70)

EBITDA (2)	13,121	15,563	29,686	(37,420)	20,950
Depreciation and amortization	5,217	4,771	6,501	569	17,058

Operating income (loss)	$7,904	$10,792	$23,185	$(37,989)	$3,892

(1)	Note – 2006 and 2005 financial statements have been adjusted to reflect the Highland Partners segment as a discontinued operation. The sale of Highland Partners was completed effective on October 1, 2006.
(2)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.
(3)	Note- 2005 financial statements have been adjusted for the Company’s adoption of SFAS 123R using the modified retrospective method.

HUDSON HIGHLAND GROUP, INC.

HIGHLAND PARTNERS SEGMENT ANALYSIS

(in thousands)

(unaudited)

Effective October 1, 2006, the Company completed the sale (the “Sale”) of its Highland Partners executive search business (“Highland”) to Heidrick & Struggles International, Inc. (“Heidrick”). Pursuant to the Sale, Heidrick purchased substantially all of the assets and assumed certain on-going liabilities and obligations of Highland. The Company reported a pre-tax gain of $20.4 million from the Sale in the fourth quarter of 2006, from cash proceeds of $36.6 million, less $1.8 million post-closing net working capital adjustments, $9.55 million in payments to certain partners of Highland in consideration for providing assistance in completing the sale, entering into employment agreements with Heidrick and providing the Company with a general release from liability, and other direct costs incurred in connection with the transaction. The Company may receive up to an additional $15.0 million from Heidrick at future dates, subject to the achievement of certain future revenue metrics in 2007 and 2008 by Highland. Highland was a separate reportable segment of the Company. As a result of the Sale, the Company has classified the results of operations of Highland as a discontinued operation.

Reported results for the Highland segment by period were as follows:

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenue	$—	$16,574	$44,419	$62,827

Gross margin	$—	$15,922	$41,762	$59,733

EBITDA (a)	$(950)	$1,665	$2,861	$4,166
Depreciation and amortization	66	331	920	1,354

Operating income	$(1,016)	$1,334	$1,941	$2,812

(1)	Non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the Company’s operations on a basis consistent with the measures which the Company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity. Furthermore, EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	Quarter Ended December 31,
	2006 (1,2)			2005 (1,2)
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$112,399	$(34)	$112,365	$117,470
Hudson Europe	119,414	(9,846)	109,568	117,282
Hudson Asia Pacific	109,782	(2,511)	107,271	102,641

Total	341,595	(12,391)	329,204	337,393
Direct costs:
Hudson Americas	82,941	102	83,043	87,208
Hudson Europe	62,240	(5,214)	57,026	67,365
Hudson Asia Pacific	68,772	(1,461)	67,311	66,353

Total	213,953	(6,573)	207,380	220,926
Gross margin:
Hudson Americas	29,458	(136)	29,322	30,262
Hudson Europe	57,174	(4,632)	52,542	49,917
Hudson Asia Pacific	41,010	(1,050)	39,960	36,288

Total	$127,642	$(5,818)	$121,824	$116,467

Selling, general and administrative (3):
Hudson Americas	$28,044	$(23)	$28,021	$27,522
Hudson Europe	50,175	(4,053)	46,122	47,982
Hudson Asia Pacific	33,680	(782)	32,898	32,503
Corporate	8,472	—	8,472	8,312

Total	$120,371	$(4,858)	$115,513	$116,319

(1)	Note – 2006 and 2005 financial statements have been adjusted to reflect the Highland Partners segment as a discontinued operation. The sale of Highland Partners was completed effective on October 1, 2006.
(2)	Note- 2005 financial statements have been adjusted for the Company’s adoption of SFAS 123R using the modified retrospective method.
(3)	Selling, general and administrative expenses include depreciation and amortization. Amortization for 2006 includes accelerated amortization expense related to changes in estimates and valuations.